Exhibit 99.1

NEWS RELEASE

Nabors Announces Fourth Quarter 2023 Results

HAMILTON, Bermuda, February 6, 2024 /PRNewswire/ - Nabors Industries Ltd. (“Nabors” or the “Company”) (NYSE: NBR) today reported fourth quarter 2023 operating revenues of $726 million, compared to operating revenues of $734 million in the third quarter. The net loss attributable to Nabors shareholders for the quarter was $17 million, compared to a net loss of $49 million in the third quarter. This equates to a loss of $2.70 per diluted share, compared to a loss per diluted share of $6.26 in the third quarter. The fourth quarter results included a gain, related to mark-to-market treatment of Nabors warrants, of $10 million, or $1.14 per diluted share, compared to a charge of $8 million, or $0.86 per diluted share, in the third quarter. Fourth quarter adjusted EBITDA was $230 million, compared to $210 million in the previous quarter.

Full-year 2023 operating revenues were $3.0 billion, compared to $2.7 billion in the prior year. This 13% overall increase was driven by growth in all company segments. Nabors Drilling Solutions and Rig Technologies both expanded by 24%. U.S. Drilling revenue increased by 10%, while International Drilling was 12% higher than in 2022.

For the full year 2023, the net loss attributable to Nabors shareholders was $11.8 million, compared to a loss of $350.3 million in 2022. Adjusted operating income improved to $269.9 million from $44.3 million. Adjusted EBITDA for 2023 was $915 million, compared to $709 million in the prior year, which translates into 29% year-on-year growth.

Anthony G. Petrello, Nabors Chairman, CEO and President, commented, “Our fourth quarter operating results exceeded our expectations across all of our segments. In the U.S., daily rig margins in the Lower 48 increased sequentially, as daily revenue expanded and daily expenses were lower. Similarly, daily margins in our International business widened.

Pricing in the Lower 48 market held firm, as utilization of the highest specification rigs remained high. Average rig count was slightly below our estimates, as several rigs started later in the quarter than anticipated. In our International segment, rig count increased as deployments in Saudi Arabia and Colombia contributed. The International daily margin expanded, driven by better overall operating performance, and specifically by the newbuild deployments in Saudi Arabia. The improvement in our Drilling Solutions segment largely reflected growth from the third party and international markets. Rig Technologies benefitted from higher volumes in both capital equipment and the aftermarket.”

NEWS RELEASE

Highlights

o	Nabors Drilling Solutions was selected by a major operator in the Middle East to deploy NDS’s rig automation technology. Initially, the award covers five working rigs, with the potential for significant expansion.

o	ExxonMobil has selected Nabors to support its lithium production project in Arkansas. Nabors has commenced operations on this project with one of its high-specification PACE®-X rigs.

o	One of the largest Lower 48 operators named a Nabors PACE®-X rig its Rig of the Year, for the second consecutive year, based on its performance against rigs from six other drilling contractors. This award recognizes the Nabors crew and rig technology for their accomplishments.

o	Nabors was selected to provide technical and operational support to a local drilling contractor in Libya, under a Technical Services Agreement. Earlier in the year, this same contractor purchased two rigs from Nabors, which are now being deployed in Libya.

o	Nabors and SLB (NYSE: SLB) jointly announced a collaboration to scale automated drilling solutions for operators and drilling contractors. This integration of both companies’ platforms expands the breadth of drilling automation technologies available to customers, and increases their flexibility to utilize existing rig control systems from either Nabors or SLB. The announcement follows technology agreements earlier in 2023 with Corva and with Halliburton (NYSE: HAL).

o	Nabors Energy Transition Corporation, the special purpose acquisition company sponsored by Nabors, and Vast Renewables Limited completed their previously announced business combination.

Segment Results

The U.S. Drilling segment reported fourth quarter adjusted EBITDA of $118.4 million, compared to $117.4 million in the third quarter. Nabors exited the year with 74 rigs on revenue in the Lower 48 market, while the fourth quarter average rig count totaled 70. Daily adjusted gross margin in the Lower 48 market averaged $16,240, an increase of $385 sequentially. This improvement reflected slightly higher daily revenue and reduced operating expenses. For the full year, EBITDA margins for U.S. Drilling increased by 600 basis points to 44.2%.

International Drilling adjusted EBITDA totaled $105.5 million, compared to $96.2 million in the third quarter. The additional rigs in Saudi Arabia and Colombia drove the increase. International rig count averaged 80, up from 77 in the previous quarter. Daily adjusted gross margin for the fourth quarter averaged $16,651, up approximately 6% from the third quarter, on improved operational performance.

Drilling Solutions adjusted EBITDA increased sequentially by approximately $4.1 million, to $34.5 million. Revenue growth of 6% was led by a 13% expansion in international operations. Drilling Solutions gross margin increased by 120 basis points to 52.4%.

In Rig Technologies, adjusted EBITDA reached $8.8 million, a 22% sequential improvement. Seasonal increases in third-party equipment revenue and higher aftermarket sales led to wider margins.

NEWS RELEASE

Adjusted Free Cash Flow

Adjusted free cash flow was $52 million in the fourth quarter, a $57 million improvement versus the prior period. Capital expenditures totaled $124 million, which included $43 million for the newbuilds in Saudi Arabia. This compares to $157 million in the third quarter, including $52 million supporting the newbuilds.

William Restrepo, Nabors CFO, stated, “Results across our operations were impressive. EBITDA rebounded close to the levels of the first half and was significantly above our projections. In the Lower 48, we were able to add the expected number of rigs, albeit later in the quarter than we originally envisioned. Our revenue per day and daily gross margin improved sequentially. Market pricing for rigs was stable, and our efforts to reduce costs paid off. Looking ahead to the first quarter, we expect a high level of rig churn to keep our average rig count essentially in line with the fourth quarter exit rate. As operating rigs continue to reprice to the current market, we expect some erosion in daily margin.

“Internationally we deployed rigs at attractive pricing. Reduced operating expenses and improved execution, particularly in Saudi Arabia, drove higher daily gross margins. In the first quarter, we expect newbuilds in Saudi Arabia and the initial startups in Algeria to increase our rig count.

“Drilling Solutions and Rig Technologies fourth quarter results benefitted from strong performance software and casing running revenue, as well as higher seasonal capital equipment shipments.

“During the fourth quarter, we completed a $650 million senior note offering due in 2030. With the proceeds, we have already retired both of our nearest pending maturities: the convertibles due in January 2024 and the senior notes due in 2025. Our next maturity is in 2026.

“As we enter 2024, we expect to build on our 2023 results. In the U.S., our annual average rig count for 2024 should approach the prior year’s level. We have a robust international deployment schedule in 2024, and the number of incremental opportunities continues to grow. Adoption of the NDS portfolio is still expanding, particularly on third party rigs and in international markets. Increased global drilling activity should benefit Rig Technologies. Additionally, increasing client focus on improving their operating efficiencies should drive demand for our automation solutions, while their goal to simultaneously reduce their environmental impact should drive demand for our energy transition offering.

“We still have a number of open international tenders and potential upside in activity level for the Lower 48. While it is still early in the year, we do expect to deliver a significant improvement in adjusted free cash flow, compared to the level of 2023. We plan to allocate the 2024 cash flow generation to reducing our net debt.”

NEWS RELEASE

Outlook

Nabors expects the following metrics for the first quarter of 2024:

U.S. Drilling

o	Lower 48 average rig count of 73 - 75 rigs

o	Lower 48 daily adjusted gross margin of approximately $15,300

o	Alaska and Gulf of Mexico adjusted EBITDA up by $1.5 to $2.0 million

International

o	Average rig count up by approximately two rigs versus the fourth quarter average

o	Daily adjusted gross margin of approximately $16,100 - $16,300

Drilling Solutions

o	Adjusted EBITDA of $30 - $31 million

Rig Technologies

o	Adjusted EBITDA of $5 - $6 million

Capital Expenditures

o	Capital expenditures of $170 - $180 million, with approximately $50 million for the newbuilds in Saudi Arabia

Mr. Petrello concluded, “As we look to 2024, we expect our financial performance to accelerate. International rig awards already in hand should drive growth this year. We are currently in negotiations and tendering for a significant number of additional international rigs. Assuming we are successful, those would provide further growth into and through 2025. At the same time, demand for our advanced technology solutions is expanding across the global customer set. With these drivers, I am optimistic we are on the right path.”

About Nabors Industries

Nabors Industries (NYSE: NBR) is a leading provider of advanced technology for the energy industry. With presence in more than 20 countries, Nabors has established a global network of people, technology and equipment to deploy solutions that deliver safe, efficient and responsible energy production. By leveraging its core competencies, particularly in drilling, engineering, automation, data science and manufacturing, Nabors aims to innovate the future of energy and enable the transition to a lower-carbon world. Learn more about Nabors and its energy technology leadership: www.nabors.com.

Forward-looking Statements

The information included in this press release includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to a number of risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors' actual results may differ materially from those indicated or implied by such forward-looking statements. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. Nabors does not undertake to update these forward-looking statements.

NEWS RELEASE

Non-GAAP Disclaimer

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Adjusted operating income (loss) represents income (loss) from continuing operations before income taxes, interest expense, investment income (loss), and other, net. Adjusted EBITDA is computed similarly, but also excludes depreciation and amortization expenses. In addition, adjusted EBITDA and adjusted operating income (loss) exclude certain cash expenses that the Company is obligated to make. Net debt is calculated as total debt minus the sum of cash, cash equivalents and short-term investments.

Adjusted free cash flow represents net cash provided by operating activities less cash used for capital expenditures, net of proceeds from sales of assets. Management believes that adjusted free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company for future growth, that could be available for paying down debt or other financing cash flows, such as dividends to shareholders. Management believes that this non-GAAP measure is useful information to investors when comparing our cash flows with the cash flows of other companies.

Each of these non-GAAP measures has limitations and therefore should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including Adjusted EBITDA, adjusted operating income (loss), net debt, and adjusted free cash flow, because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors also use these measures as some of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. Reconciliations of consolidated adjusted EBITDA and adjusted operating income (loss) to income (loss) from continuing operations before income taxes, net debt to total debt, and adjusted free cash flow to net cash provided by operations, which are their nearest comparable GAAP financial measures, are included in the tables at the end of this press release. We do not provide a forward-looking reconciliation of our outlook for Segment Adjusted EBITDA, Segment Gross Margin or Adjusted Free Cash Flow, as the amount and significance of items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts. These special items could be meaningful.

Investor Contacts:  William C. Conroy, CFA, Vice President of Corporate Development & Investor Relations, +1 281-775-2423 or via e-mail william.conroy@nabors.com, or Kara Peak, Director of Corporate Development & Investor Relations, +1 281-775-4954 or via email kara.peak@nabors.com. To request investor materials, contact Nabors' corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail mark.andrews@nabors.com

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except per share amounts)	2023	2022	2023	2023	2022
Revenues and other income:
Operating revenues	$725,801	$760,148	$733,974	$3,005,981	$2,653,766
Investment income (loss)	12,042	9,194	10,169	43,820	14,992
Total revenues and other income	737,843	769,342	744,143	3,049,801	2,668,758

Costs and other deductions:
Direct costs	424,769	457,184	447,751	1,790,380	1,666,004
General and administrative expenses	57,003	59,031	62,182	244,147	228,431
Research and engineering	13,926	13,911	14,016	56,297	49,939
Depreciation and amortization	161,228	168,841	161,337	645,294	665,072
Interest expense	49,938	44,245	44,042	185,285	177,895
Other, net	7,878	58,124	35,546	(726)	127,099
Total costs and other deductions	714,742	801,336	764,874	2,920,677	2,914,440

Income (loss) before income taxes	23,101	(31,994)	(20,731)	129,124	(245,682)
Income tax expense (benefit)	19,244	26,161	10,513	79,220	61,536

Net income (loss)	3,857	(58,155)	(31,244)	49,904	(307,218)
Less: Net (income) loss attributable to noncontrolling interest	(20,560)	(10,911)	(17,672)	(61,688)	(43,043)
Net income (loss) attributable to Nabors	$(16,703)	$(69,066)	$(48,916)	$(11,784)	$(350,261)

Earnings (losses) per share:
Basic	$(2.70)	$(7.87)	$(6.26)	$(5.49)	$(40.52)
Diluted	$(2.70)	$(7.87)	$(6.26)	$(5.49)	$(40.52)

Weighted-average number of common shares outstanding:
Basic	9,133	9,101	9,148	9,159	8,898
Diluted	9,133	9,101	9,148	9,159	8,898

Adjusted EBITDA	$230,103	$230,022	$210,025	$915,157	$709,392

Adjusted operating income (loss)	$68,875	$61,181	$48,688	$269,863	$44,320

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	December 31,	September 30,	December 31,
(In thousands)	2023	2023	2022
ASSETS
Current assets:
Cash and short-term investments	$1,070,178	$406,643	$452,315
Accounts receivable, net	347,837	324,970	327,397
Other current assets	227,663	228,941	220,911
Total current assets	1,645,678	960,554	1,000,623
Property, plant and equipment, net	2,898,728	2,945,964	3,026,100
Other long-term assets	733,559	820,332	703,131
Total assets	$5,277,965	$4,726,850	$4,729,854

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$629,621	$-	$-
Trade accounts payable	294,442	287,228	314,041
Other current liabilities	289,918	241,475	282,349
Total current liabilities	1,213,981	528,703	596,390
Long-term debt	2,511,519	2,501,339	2,537,540
Other long-term liabilities	271,380	314,441	380,529
Total liabilities	3,996,880	3,344,483	3,514,459

Redeemable noncontrolling interest in subsidiary	739,075	834,195	678,604

Equity:
Shareholders' equity	326,614	348,234	368,956
Noncontrolling interest	215,396	199,938	167,835
Total equity	542,010	548,172	536,791
Total liabilities and equity	$5,277,965	$4,726,850	$4,729,854

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands, except rig activity)	2023	2022	2023	2023	2022
Operating revenues:
U.S. Drilling	$265,762	$332,845	$276,385	$1,207,629	$1,100,614
International Drilling	342,771	317,577	344,780	1,345,249	1,199,282
Drilling Solutions	77,028	71,307	72,831	301,757	243,349
Rig Technologies (1)	59,287	62,803	61,437	242,768	195,129
Other reconciling items (2)	(19,047)	(24,384)	(21,459)	(91,422)	(84,608)
Total operating revenues	$725,801	$760,148	$733,974	$3,005,981	$2,653,766

Adjusted EBITDA: (3)
U.S. Drilling	$118,371	$144,142	$117,357	$533,663	$420,264
International Drilling	105,540	88,838	96,175	388,654	328,454
Drilling Solutions	34,502	30,336	30,419	129,591	98,699
Rig Technologies (1)	8,811	7,561	7,221	27,394	14,699
Other reconciling items (4)	(37,121)	(40,855)	(41,147)	(164,145)	(152,724)
Total adjusted EBITDA	$230,103	$230,022	$210,025	$915,157	$709,392

Adjusted operating income (loss): (5)
U.S. Drilling	$51,494	$68,293	$49,582	$262,353	$108,506
International Drilling	18,642	1,750	9,862	40,868	(879)
Drilling Solutions	30,127	24,800	25,341	110,957	77,868
Rig Technologies (1)	5,788	6,118	4,995	19,529	8,906
Other reconciling items (4)	(37,176)	(39,780)	(41,092)	(163,844)	(150,081)
Total adjusted operating income (loss)	$68,875	$61,181	$48,688	$269,863	$44,320

Rig activity:
Average Rigs Working: (7)
Lower 48	70.3	95.1	73.7	79.6	90.0
Other US	6.0	7.0	6.7	6.7	7.2
U.S. Drilling	76.3	102.1	80.4	86.3	97.2
International Drilling	79.6	75.7	77.2	77.6	74.2
Total average rigs working	155.9	177.8	157.6	163.9	171.4

Daily Rig Revenue: (6),(8)
Lower 48	$35,776	$32,719	$35,697	$36,202	$27,836
Other US	62,346	72,497	56,163	63,866	71,333
U.S. Drilling (10)	37,865	35,447	37,397	38,338	31,037
International Drilling	46,782	45,616	48,528	47,484	44,311

Daily Adjusted Gross Margin: (6),(9)
Lower 48	$16,240	$14,599	$15,855	$16,446	$10,678
Other US	34,641	36,592	27,631	33,850	37,062
U.S. Drilling (10)	17,687	16,107	16,833	17,790	12,625
International Drilling	16,651	14,902	15,778	15,992	14,257

1-3

(1)	Includes our oilfield equipment manufacturing activities.

(2)	Represents the elimination of inter-segment transactions related to our Rig Technologies operating segment.

(3)	Adjusted EBITDA represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense, other, net and depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to net income (loss), which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Net Income (Loss)".

(4)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(5)	Adjusted operating income (loss) represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance. Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance. Other companies in this industry may compute these measures differently. A reconciliation of this non-GAAP measure to net income (loss), which is the most closely comparable GAAP measure, is provided in the table set forth immediately following the heading "Reconciliation of Non-GAAP Financial Measures to Net Income (Loss)".

(6)	Rig revenue days represents the number of days the Company's rigs are contracted and performing under a contract during the period. These would typically include days in which operating, standby and move revenue is earned.

(7)	Average rigs working represents a measure of the average number of rigs operating during a given period. For example, one rig operating 45 days during a quarter represents approximately 0.5 average rigs working for the quarter. On an annual period, one rig operating 182.5 days represents approximately 0.5 average rigs working for the year. Average rigs working can also be calculated as rig revenue days during the period divided by the number of calendar days in the period.

(8)	Daily rig revenue represents operating revenue, divided by the total number of revenue days during the quarter.

(9)	Daily adjusted gross margin represents operating revenue less direct costs, divided by the total number of rig revenue days during the quarter.

(10)	The U.S. Drilling segment includes the Lower 48, Alaska, and Gulf of Mexico operating areas.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

Reconciliation of Earnings per Share

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(in thousands, except per share amounts)	2023	2022	2023	2023	2022

BASIC EPS:
Net income (loss) (numerator):
Income (loss), net of tax	$3,857	$(58,155)	$(31,244)	$49,904	$(307,218)
Less: net (income) loss attributable to noncontrolling interest	(20,560)	(10,911)	(17,672)	(61,688)	(43,043)
Less: deemed dividends to SPAC public shareholders	(458)	—	(823)	(8,638)	—
Less: accrued distribution on redeemable noncontrolling interest in subsidiary	(7,517)	(2,602)	(7,517)	(29,824)	(10,324)
Numerator for basic earnings per share:
Adjusted income (loss), net of tax - basic	$(24,678)	$(71,668)	$(57,256)	$(50,246)	$(360,585)

Weighted-average number of shares outstanding - basic	9,133	9,101	9,148	9,159	8,898
Earnings (losses) per share:
Total Basic	$(2.70)	$(7.87)	$(6.26)	$(5.49)	$(40.52)

DILUTED EPS:
Adjusted income (loss), net of tax - diluted	$(24,678)	$(71,668)	$(57,256)	$(50,246)	$(360,585)

Weighted-average number of shares outstanding - diluted	9,133	9,101	9,148	9,159	8,898
Earnings (losses) per share:
Total Diluted	$(2.70)	$(7.87)	$(6.26)	$(5.49)	$(40.52)

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF ADJUSTED EBITDA BY SEGMENT TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT

(Unaudited)

	Three Months Ended December 30, 2023
(In thousands)	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$51,494	$18,642	$30,127	$5,788	$(37,176)	$68,875
Depreciation and amortization	66,877	86,898	4,375	3,023	55	161,228
Adjusted EBITDA	$118,371	$105,540	$34,502	$8,811	$(37,121)	$230,103

	Three Months Ended December 30, 2022
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$68,293	$1,750	$24,800	$6,118	$(39,780)	$61,181
Depreciation and amortization	75,849	87,088	5,536	1,443	(1,075)	168,841
Adjusted EBITDA	$144,142	$88,838	$30,336	$7,561	$(40,855)	$230,022

	Three Months Ended September 30, 2023
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$49,582	$9,862	$25,341	$4,995	$(41,092)	$48,688
Depreciation and amortization	67,775	86,313	5,078	2,226	(55)	161,337
Adjusted EBITDA	$117,357	$96,175	$30,419	$7,221	$(41,147)	$210,025

	Year Ended December 31, 2023
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$262,353	$40,868	$110,957	$19,529	$(163,844)	$269,863
Depreciation and amortization	271,310	347,786	18,634	7,865	(301)	645,294
Adjusted EBITDA	$533,663	$388,654	$129,591	$27,394	$(164,145)	$915,157

	Year Ended December 31, 2022
	U.S. Drilling	International Drilling	Drilling Solutions	Rig Technologies	Other reconciling items	Total
Adjusted operating income (loss)	$108,506	$(879)	$77,868	$8,906	$(150,081)	$44,320
Depreciation and amortization	311,758	329,333	20,831	5,793	(2,643)	665,072
Adjusted EBITDA	$420,264	$328,454	$98,699	$14,699	$(152,724)	$709,392

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

RECONCILIATION OF ADJUSTED GROSS MARGIN BY SEGMENT TO ADJUSTED OPERATING INCOME (LOSS) BY SEGMENT

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2023	2022	2023	2023	2022
Lower 48 - U.S. Drilling
Adjusted operating income (loss)	$40,108	$58,299	$40,366	$215,041	$68,317
Plus: General and administrative costs	4,087	4,977	5,239	19,590	18,960
Plus: Research and engineering	1,276	1,637	1,389	5,373	6,539
GAAP Gross Margin	45,471	64,913	46,994	240,004	93,816
Plus: Depreciation and amortization	59,545	62,768	60,447	238,033	256,907
Adjusted gross margin	$105,016	$127,681	$107,441	$478,037	$350,723

Other - U.S. Drilling
Adjusted operating income (loss)	$11,386	$9,994	$9,216	$47,312	$40,189
Plus: General and administrative costs	315	324	331	1,314	1,357
Plus: Research and engineering	89	166	90	438	594
GAAP Gross Margin	11,790	10,484	9,637	49,064	42,140
Plus: Depreciation and amortization	7,332	13,081	7,329	33,277	54,852
Adjusted gross margin	$19,122	$23,565	$16,966	$82,341	$96,992

U.S. Drilling
Adjusted operating income (loss)	$51,494	$68,293	$49,582	$262,353	$108,506
Plus: General and administrative costs	4,402	5,301	5,570	20,904	20,317
Plus: Research and engineering	1,365	1,803	1,479	5,811	7,133
GAAP Gross Margin	57,261	75,397	56,631	289,068	135,956
Plus: Depreciation and amortization	66,877	75,849	67,776	271,310	311,759
Adjusted gross margin	$124,138	$151,246	$124,407	$560,378	$447,715

International Drilling
Adjusted operating income (loss)	$18,642	$1,750	$9,862	$40,868	$(879)
Plus: General and administrative costs	14,899	13,368	14,300	57,624	51,505
Plus: Research and engineering	1,560	1,542	1,622	6,789	5,903
GAAP Gross Margin	35,101	16,660	25,784	105,281	56,529
Plus: Depreciation and amortization	86,899	87,089	86,313	347,786	329,335
Adjusted gross margin	$122,000	$103,749	$112,097	$453,067	$385,864

Adjusted gross margin by segment represents adjusted operating income (loss) plus general and administrative costs, research and engineering costs and depreciation and amortization.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO NET INCOME (LOSS)

(Unaudited)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
(In thousands)	2023	2022	2023	2023	2022
Net income (loss)	$3,857	$(58,155)	$(31,244)	$49,904	$(307,218)
Income tax expense (benefit)	19,244	26,161	10,513	79,220	61,536
Income (loss) from continuing operations before income taxes	23,101	(31,994)	(20,731)	129,124	(245,682)
Investment (income) loss	(12,042)	(9,194)	(10,169)	(43,820)	(14,992)
Interest expense	49,938	44,245	44,042	185,285	177,895
Other, net	7,878	58,124	35,546	(726)	127,099
Adjusted operating income (loss) (1)	68,875	61,181	48,688	269,863	44,320
Depreciation and amortization	161,228	168,841	161,337	645,294	665,072
Adjusted EBITDA (2)	$230,103	$230,022	$210,025	$915,157	$709,392

(1) Adjusted operating income (loss) represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense, and other, net. Adjusted operating income (loss) is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted operating income (loss) excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.

(2) Adjusted EBITDA represents net income (loss) before income tax expense (benefit), investment income (loss), interest expense, other, net and depreciation and amortization. Adjusted EBITDA is a non-GAAP financial measure and should not be used in isolation or as a substitute for the amounts reported in accordance with GAAP. In addition, adjusted EBITDA excludes certain cash expenses that the Company is obligated to make. However, management evaluates the performance of its operating segments and the consolidated Company based on several criteria, including adjusted EBITDA and adjusted operating income (loss), because it believes that these financial measures accurately reflect the Company’s ongoing profitability and performance.  Securities analysts and investors use this measure as one of the metrics on which they analyze the Company’s performance.  Other companies in this industry may compute these measures differently.

1-8

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NET DEBT TO TOTAL DEBT

(Unaudited)

	December 31,	September 30,	December 31,
(In thousands)	2023	2023	2022
Current debt	$629,621	$-	$-
Long-term debt	2,511,519	2,501,339	2,537,540
Total Debt	3,141,140	2,501,339	2,537,540
Less: Cash and short-term investments	1,070,178	406,643	452,315
Net Debt	$2,070,962	$2,094,696	$2,085,225

1-9

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF ADJUSTED FREE CASH FLOW TO

NET CASH PROVIDED BY OPERATING ACTIVITIES

(Unaudited)

	Three Months Ended		Year Ended
	December 31,	September 30,	December 31,
(In thousands)	2023	2023	2023
Net cash provided by operating activities	$181,921	$133,425	$637,862
Add: Capital expenditures, net of proceeds from sales of assets	(129,700)	(138,583)	(526,718)
Adjusted free cash flow	$52,221	$(5,158)	$111,144

Adjusted free cash flow represents net cash provided by operating activities less cash used for capital expenditures, net of proceeds from sales of assets.  Management believes that adjusted free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of the company’s ability to generate cash flow, after reinvesting in the company for future growth, that could be available for paying down debt or other financing cash flows, such as dividends to shareholders.  Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures.  Adjusted free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations reported in accordance with GAAP.

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